Filed Pursuant to Rule 424(b)(7)

Registration No. 333-140175

Prospectus Supplement No. 3 dated March 7, 2007

(to Prospectus dated January 24, 2007)

$200,000,000

School Specialty, Inc.

3.75% Convertible Subordinated Debentures due 2026

and Common Stock Issuable Upon Conversion of the Debentures

____________________

This Prospectus Supplement No. 3 supplements our prospectus dated January 24, 2007 relating to the offer for resale by certain of our selling securityholders of up to $200,000,000 aggregate principal amount of 3.75% Convertible Subordinated Debentures due 2026 of School Specialty, Inc. (the “Debentures”), and the shares of our common stock, par value $.001, issuable upon conversion of the Debentures.  You should read this Prospectus Supplement No. 3 in conjunction with the prospectus and all previous supplements thereto.  This Prospectus Supplement No. 3 is qualified by reference to the prospectus and all previous supplements thereto, except to the extent that the information in this Prospectus Supplement No. 3 supersedes that information.

The prospectus is hereby supplemented to include the following information in the “Selling Securityholders” section beginning on page 60 of the prospectus:

ADDITIONAL SELLING SECURITYHOLDERS

The following represents additional selling securityholders for the table appearing in the “Selling Securityholders” section of the prospectus.

Name and Address	Original Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold Hereby (1)	Percentage of Common Stock Outstanding (2)

Alexandra Global Master Fund Ltd. c/o Alexandra Investment Management 767 Third Avenue, 39th Floor New York, NY 10017	$10,000,000	5.00%	194,574	*

BP Amoco PLC Master Trust 8440 Santa Monica Blvd., 8th Floor Beverly Hills, CA 90210	$795,000	*	15,468	*

The City of Southfield Fire & Police Retirement System 8440 Santa Monica Blvd., 8th Floor Beverly Hills, CA 90210	$28,000	*	544	*

Clinton Multistrategy Master Fund, Ltd. c/o Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019	$5,150,000	2.58%	100,205	*

Davis Appreciation and Income Fund 2949 East Elvira Road, #101 Tucson, AZ 85706	$6,000,000	3.00%	116,744	*

Highbridge Convertible Arbitrage Master Fund LP 9 West 57th Street, 27th Floor New York, NY 10019	$2,000,000	1.00%	38,914	*

Highbridge International LLC 9 West 57th Street, 27th Floor New York, NY 10019	$18,000,000	9.00%	350,233	1.63%

Hotel Union & Hotel Industry of Hawaii Pension Plan 8440 Santa Monica Blvd., 8th Floor Beverly Hills, CA 90210	$111,000	*	2,159	*

JPMorgan Securities Inc. (6) 500 Stanton Christiana Rd. OPS 4/3 Newark, DE 19713	$9,500,000	4.75%	184,845	*

Polygon Global Opportunities Master Fund 598 Madison Avenue, 14th Floor New York, NY 10022	$6,000,000	3.00%	116,744	*

United Technologies Corporation Master Retirement Trust 8440 Santa Monica Blvd., 8th Floor Beverly Hills, CA 90210	$276,000	*	5,370	*

Viacom Inc. Pension Plan Master Trust 8440 Santa Monica Blvd., 8th Floor Beverly Hills, CA 90210	$40,000	*	778	*

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* Less than 1%.

(1)

Assumes conversion of all of the holder’s Debentures at a conversion rate of 19.4574 shares for each $1,000 principal amount of Debentures surrendered for conversion.  However, this conversion rate will be subject to adjustment as described under “Description of Debentures—Conversion Rights.”  As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 21,135,840 shares of common stock outstanding as of January 19, 2007.  In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder’s Debentures.  However, we did not assume the conversion of any other holder’s Debentures.

(6)

This selling securityholder is a registered broker-dealer.

(7)

Total principal amount of selling securityholders listed is more than $200,000,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement.  The maximum principal amount of notes that may be sold under this prospectus will not exceed $200,000,000.